Exhibit 10.12
Gen-Probe Incorporated
Deferred Compensation Plan
Effective June 30, 2005
Amended and Restated January 1, 2008

Table of Contents

Page
ARTICLE I.
Establishment and Purpose	1

ARTICLE II.
Definitions	1

ARTICLE III.
Eligibility and Participation	8

ARTICLE IV.
Deferral Elections	9

ARTICLE V.
Company Contributions	13

ARTICLE VI.
Valuation of Accounts; Deemed Investments	15

ARTICLE VII.
Distribution and Withdrawals	16

ARTICLE VIII.
Administration	19

ARTICLE IX.
Amendment and Termination	21

ARTICLE X.
Informal Funding	22

ARTICLE XI.
Claims	23

ARTICLE XII.
Beneficiary Designation	26

ARTICLE XIII.
General Conditions	27
 i

ARTICLE I.
Establishment and Purpose
The purpose of this Plan is to provide a select group of management or highly compensated employees and non-employee members of the Board of Gen-Probe Incorporated, a Delaware corporation and its affiliates or subsidiaries, if any, with the opportunity to defer a portion of their compensation and to receive contributions from their employers. The Plan is not intended to meet the qualification requirements of Section 401(a) of the Code, but is intended to meet the requirements of Section 409A of the Code, and to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of Participating Employers within the meaning of Sections 201, 301 and 401 of ERISA. The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans.
ARTICLE II.
Definitions
2.1	Account. Account means a bookkeeping account maintained by the Plan Administrator to record deferrals allocated to it by the Participant, Company Contributions (if any), Deemed Investments, distributions, and such other transactions, if any, that may be required to properly administer the Plan. An Account shall be utilized solely as a device for the measurement of the value of the Account Balance to be paid by a Participating Employer to a Participant under the Plan. The Plan Administrator shall maintain appropriate sub-Accounts to reflect amounts payable at different times and in different forms, in accordance with the terms of the Plan. The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for the Code or ERISA purposes and amounts credited thereto shall not be considered “plan assets” for federal income tax or ERISA purposes.

2.2	Account Balance. Account Balance means, with respect to the Deferred Compensation Account or any component Account, the value of such Account as of the most recent Valuation Date.

2.3	Allocation Election. Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Account.

2.4	Beneficiary. Beneficiary means one or more persons, trusts, estates or other entities, designated in accordance with Article XII, that are entitled to receive benefits under the Plan upon the death of a Participant.

2.5	Beneficiary Designation Form. Beneficiary Designation Form means the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee (or its designated agent) to designate one or more Beneficiaries.

2.6	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. A Change in Control occurs on the date on which there is (a) a change in the ownership of the Company, (b) a change in the effective control of the Company or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, as described herein, provided that the transaction will constitute a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets, as described in Treasury Regulation Section 1.409A-3(i)(5). For purposes of this Section, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires ownership of stock of the Company possessing 51% or more of the total voting power of the stock of the Company or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets of the Company occurs on the date on which any one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. With respect to a Participating Employer other than the Company, a Change in Control shall occur on the date that the Company or its affiliates (or any combination of the foregoing) shall cease to be the beneficial owners of at least 50% of the total fair market value or total voting power of the outstanding voting securities of the Participating Employer or a sale of substantially all of the assets of a Participating Employer to a party other than the Company or one of its affiliates, provided that in either case, the transaction will constitute a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets, as described in Treasury Regulation Section 1.409A-3(i)(5).

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Committee. Committee means the Compensation Committee of the Board of Directors of the Company, or such individuals appointed by the Board of Directors to act as the Committee with duties and responsibilities to administer the Plan and to make such other discretionary decisions as are relegated to the Committee herein.

2.10	Company. Company means Gen-Probe Incorporated, a Delaware corporation.

2.11	Company Discretionary Contribution. Company Discretionary Contribution means a Company Contribution made in the sole discretion of a Participating Employer in accordance with Section 5.1 or 5.2 of the Plan.

2.12	Company Contribution Account. Company Contribution Account means the Participant’s share of (a) Discretionary Company Matching Contributions (as described in Section 5.1(a)) plus (b) Discretionary Matching Make-Up Contributions (as described in Section 5.1(b) plus (c) changes in value of the Deemed Investments hereon credited (or debited) in accordance with Section 2.16, net of all distributions from such account.

2.13	Compensation. Compensation means, for purposes of this Plan, base salary (including any deferred salary under a Code Section 401(k) or 125 plan), bonus, commission, Directors’ Fees and such other cash compensation (if any) approved by the Plan Administrator as Compensation for purposes of this Plan. Compensation shall not include payroll deductions pursuant to any other employee benefit plan or any contract or arrangement between the Participant and the Participating Employer or any deduction required by law or court order.

2.14	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement submitted to the Plan Administrator in which a Participant makes an initial deferral election, which election shall comply with the applicable requirements of Code Section 409A, including: (a) making an election to defer Compensation in accordance with Article IV, (b) designating a payment date(s) or event(s) which is/are permissible under the applicable requirements of Code Section 409A and the terms of the Plan and (c) specifying a Payment Schedule with respect to distributions from the Plan. In the discretion of the Plan Administrator, a Compensation Deferral Agreement may also be used to make an Allocation Election and/or to make subsequent deferral elections in accordance with the applicable requirements of Code Section 409A. Unless otherwise provided in Section 4.2 hereof, a Compensation Deferral Agreement remains in effect from Plan Year to Plan Year until modified in accordance with the Plan. Notwithstanding the foregoing, and subject to the provisions of Section 3.3, the Plan Administrator may modify a Participant’s Compensation Deferral Agreement at any time as necessary (and only as necessary and permitted under the applicable requirements of Code Section 409A) to conform the Compensation Deferral Agreement and the Plan to applicable law.

2.15	Death Benefit. Death Benefit shall mean a distribution of the total amount of the Participant’s Deferred Compensation Account Balance, including any remaining unpaid In Service Account balances, to the Participant’s Beneficiary(ies) in accordance with Article VII of the Plan.

2.16	Deemed Investment. A Deemed Investment means the conversion of a dollar amount of deferred Compensation and Company Contributions (if any) credited to a Participant’s Deferred Compensation Account into notional shares or units or ownership (or a fraction of such measures of ownership, if applicable) of a security (e.g. mutual fund, company stock, or other investment) which is referred to by the Investment Option(s) selected by the Participant. The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, in the case of a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual security to which the Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.
2.17	Deferred Compensation Account. Deferred Compensation Account means the Account maintained by the Plan Administrator that records the total amount of liability of a Participating Employer to a Participant at any point in time, and includes all unpaid In Service Accounts, the Retirement/Termination Account, and any other Account maintained by the Plan Administrator (e.g. a separate Company Contribution Account) to properly administer the Plan.

2.18	Directors. Directors means non-employee members of the Board of Directors of the Company.

2.19	Directors’ Fees. Directors’ Fees means retainers, meeting fees, chairperson fees and any other cash remuneration paid by the Company for services as a member of the Board of Directors.

2.20	Disability. Disability means that a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. The determination of the existence of a Disability shall be made by the Plan Administrator in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

2.21	Disability Benefit. Disability Benefit means payment by a Participating Employer to a Participant of the Deferred Compensation Account Balance, including any remaining unpaid In Service Account balances, due to the Participant’s Disability.

2.22	Effective Date. Effective Date means January 1, 2008.

2.23	Eligible Employee. Eligible Employee means an Employee who is part of a select group of management or highly compensated employees of the Company or a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and who is selected by the Committee to participate in the Plan.

2.24	Employee. Employee means a full-time salaried employee of a Participating Employer.

2.25	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26	In Service Account. In Service Account means each Account established pursuant to Section 4.6 to identify the portion of a Participant’s Deferred Compensation Account to be paid on each In Service Distribution Date. Each In Service Account shall be credited with deferrals as specified in the Participant’s Compensation Deferral Agreements, plus earnings on Deemed Investments in accordance with such Participant’s Allocation Election. Unless otherwise specified by the Plan Administrator on the Compensation Deferral Agreement, a Participant may have a maximum of five (5) In Service Accounts with balances greater than zero at any given time (or such other maximum amount as determined by the Plan Administrator). A single In Service Account shall be maintained with respect to each In Service Distribution Date and all elections with respect thereto shall apply to the entire In Service Account Balance.

2.27	In Service Distribution. In Service Distribution means a payment by a Participating Employer to a Participant from an In Service Account on or after the In Service Distribution Date.

2.28	In Service Distribution Date. In Service Distribution Date means the date on which payment of an In Service Account Balance will commence in accordance with a Payment Schedule.

2.29	Investment Option. Investment Option means a notional security such as a mutual fund, life insurance policy separate account, company stock, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant’s Account(s). The Participant has no real or beneficial ownership in the security or other investment represented by the Investment Option.

2.30	Participant. Participant means a Director or an Eligible Employee employed by a Participating Employer who: (a) has elected to defer Compensation in accordance with the Plan; (b) has received a Company Contribution; or (c) has a Deferred Compensation Account Balance greater than zero, regardless of whether the Participant is employed by a Participating Employer or continues to provide services as a Director. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.31	Participating Employer. Participating Employer means the Company and any subsidiary or affiliate of the Company that has adopted the Plan and that assumes exclusive responsibility for payment of benefits to its employees and Directors who are Participants in accordance with the terms of the Plan. A Participating Employer’s liabilities under this Plan shall be limited to the benefit obligations owed to its employees and Directors and shall not extend to the obligations owed to employees or Directors of any other Participating Employer arising hereunder.

2.32	Payment Schedule. Payment Schedule means the form of payment for a distribution under the Plan. Unless otherwise indicated by the Plan Administrator on the Compensation Deferral Agreement, the Retirement Benefit of a Participant may be paid (a) in a lump sum between 0% and 100% of the Participant’s Deferred Compensation Account and (b) the balance, if any, in annual installments from two (2) to fifteen (15) years. In the event a Participant elects a lump sum payment less than 100% of the Deferred Compensation Account Balance (a “partial lump sum”), the “partial lump sum” shall at all times with respect to the amounts deferred be treated as a separate payment, and the installment payments for the balance of the Deferred Compensation Account Balance shall, at all times with respect to the amounts deferred, be treated as a single separate payment. An In Service Account may be paid in a lump sum equal to 100% of the In Service Account Balance or in annual installments from two (2) to five (5) years.

2.33	Performance-Based Compensation. Performance-Based Compensation means Compensation based on services performed over a period of not less than twelve months and which meets the following requirements: (a) the payment of the Compensation or the amount of the Compensation is contingent upon the satisfaction of pre-established organizational or individual performance criteria and (b) the performance criteria are not substantially certain to be met at the time a Compensation Deferral Agreement is submitted to the Plan Administrator. For purposes hereof and beginning on and after January 1, 2007, “pre-established organizational or individual performance criteria” shall mean criteria which are established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance criteria may be subjective but must relate to the performance of the Participant, a group of Employees that includes the Participant or a business unit (which may include the Company) for which the Participant provides services. The determination that any subjective performance criteria have been met shall not be made by the Participant or by a family member of the Participant. Performance-Based Compensation does not include any amount or portion of any amount that will be paid regardless of performance or which is based on a level of performance that is substantially certain to be met at the time the criteria is established.

2.34	Plan. Plan means the Gen-Probe Incorporated Deferred Compensation Plan as amended and restated herein, and as it may be amended from time to time hereafter.

2.35	Plan Administrator. Except as provided in Article VIII hereof, Plan Administrator means the individual or individuals appointed by the Committee. The Plan Administrator is responsible for such recordkeeping and other administrative responsibilities delegated to it by the Committee and as are specified under the Plan.

2.36	Plan Year. Plan Year means January 1 through December 31 starting with 2005. The first Plan Year shall be a short Plan Year beginning June 30, 2005.

2.37	Retirement. Retirement, with respect to a Participant who was an Eligible Employee, shall mean the Separation from Service with a Participating Employer after reaching age 55 with at least five (5) Years of Service with the Company (including all Participating Employers). Retirement shall also mean, with respect to a Director, a Separation from Service. Any determination of whether a Separation from Service constitutes Retirement for purposes of this Plan shall be made in the sole discretion of the Committee.

2.38	Retirement Benefit. Retirement Benefit shall mean a payment by the Company of a Participant’s Deferred Compensation Account Balance (including all unpaid In Service Account Balances) to the Participant upon such Participant’s Retirement, in accordance with the Participant’s Payment Schedule election or as otherwise specified in Article V of the Plan.
2.39	Retirement/Termination Account. Retirement/Termination Account shall mean, prior to the payment of a Retirement or Termination Benefit, that portion of the Deferred Compensation Account not allocated to In Service Accounts. Unless otherwise provided by the Plan Administrator, the Retirement/Termination Account shall be maintained as a single Account and all elections with respect thereto (other than an Allocation Election) shall apply to the entire Retirement/Termination Account Balance.

2.40	Separation from Service. Separation from Service shall mean the termination of a Participant’s employment or service with a Participating Employer for any reason which constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h).

2.41	Specified Employee. Specified Employee shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treasury Regulation Section 1.409A-1(i).

2.42	Termination Benefit. Termination Benefit shall mean a payment by the appropriate Participating Employer of a Participant’s Deferred Compensation Account Balance (including all unpaid In Service Account Balances) upon Separation from Service with a Participating Employer for a reason other than Retirement or death, as specified in Article V of the Plan.

2.43	Unforeseeable Emergency. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as defined in Treasury Reg. Section 1.409A-3(i)(3)(i). The Plan Administrator, in its sole discretion and subject to the requirements of Section 409A of the Code and the regulations thereunder, shall determine whether a Participant has experienced an Unforeseeable Emergency.

2.44	Valuation Date. Valuation Date shall mean each Business Day except as specified below.
(a)	The Valuation Date for a Retirement Benefit and for a Termination Benefit shall be the last day of the month in which the Participant’s Separation from Service occurs. In the case of a Retirement Benefit or Termination Benefit payable to a Specified Employee, the Valuation Date shall be the last day of the month following the date which is six months following such Participant’s Separation from Service.

(b)	The Valuation Date for an In Service Distribution shall be the last day of the month in which the In Service Distribution Date occurs.

(c)	The Valuation Date for a Disability Benefit shall be the last Business Day of the month in which the Plan Administrator determines that the Participant is Disabled.

(d)	The Valuation Date for a Death Benefit is the last day of the month in which the Participant’s death occurs.
For purposes of calculating the amount of an installment payment, the Valuation Date is the anniversary of the Valuation Date on which such installment payments commenced.

2.45	Year of Service. Year of Service shall be computed in the same manner as provided under the Company’s tax-qualified profit sharing or 401(k) arrangement. If more than one such arrangement exists, the Committee shall identify the appropriate plan document or documents for the determination of Years of Service. If there is no such arrangement or the arrangement does not provide a definition of Year of Service, a Year of Service shall be based on a methodology adopted by the Plan Administrator, applied consistently to all Participants.
ARTICLE III.
Eligibility and Participation
3.1	Eligibility and Participation. Each Director and Eligible Employee shall be eligible to participate in this Plan. A Director or an Eligible Employee becomes a Participant upon submission of a Compensation Deferral Agreement to the Plan Administrator (or, if earlier, the date on which a credit of Company Contributions is made to such individual’s Account).

3.2	Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions subject to the terms of the Plan as long as such Participant is an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee but continues to be employed by a Participating Employer may not defer Compensation but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Deferred Compensation Account. On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Deferred Compensation Account is greater than zero and during such time may continue to make Allocation Elections. An individual shall cease participation in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3	Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Committee may, in its discretion, revoke such Participant’s eligibility to make future deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Deferred Compensation Account or other terms of this Plan.

3.4	Notification. Each newly eligible Director and each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

3.5	Leave of Absence.
(a)	Paid Leave of Absence. If a Participant is authorized by his or her Participating Employer for any reason to take a paid leave of absence from the employment or service of the Participating Employer, and such leave of absence does not constitute a Separation from Service, the Participant shall continue to be considered actively employed by or in the service of the Participating Employer for purposes hereof and the Compensation Deferral Agreement continue to apply to any Compensation paid during such leave of absence.

(b)	Unpaid Leave of Absence. If a Participant is authorized by the his or her Participating Employer for any reason to take an unpaid leave of absence from the employment of or service with the Participating Employer, the Participant shall continue to be considered actively employed by the Participating Employer for purposes hereof. Upon the earlier of the date the leave of absence expires or the date the Participant returns to paid employment or service, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Compensation Deferral Agreement, if any, in effect for that Plan Year. If no deferral election was made for that Plan Year, no Plan deferrals shall be withheld from Compensation for the remainder of the Plan Year.
ARTICLE IV.
Deferral Elections
4.1	Deferral Elections. A Participant shall make deferral elections by completing and submitting to the Plan Administrator the Compensation Deferral Agreement which shall specify the deferral, investment and distribution information as described in this Article IV.

4.2	Time of Election.
(a)	Initial Eligibility. In the case of the Plan Year in which an individual first becomes a Director eligible to participate in the Plan or an Employee first becomes an Eligible Employee, a Compensation Deferral Agreement that defers Compensation with respect to services to be performed in such Plan Year and subsequent to the election must be submitted to the Plan Administrator within thirty (30) days after such individual first becomes eligible to participate in the Plan. In the case of compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral election is made in the first year of eligibility but after the beginning of the service period, the election will apply to the portion of the compensation equal to the total amount of the compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. A Compensation Deferral Agreement submitted pursuant to this Section 4.2(a) shall become irrevocable no later than the end of the thirty (30) day period described herein.

(b)	Subsequent Plan Years. Any changes to a Compensation Deferral Agreement for any subsequent Plan Year shall be made in accordance with Section 4.4 and any such Compensation Deferral Agreement containing the election to defer Compensation for services performed during such Plan Year must be submitted to the Plan Administrator no later than the close of the preceding Plan Year (except with respect to a deferral of Performance-Based Compensation made in accordance with Section 4.2(c)). A Compensation Deferral Agreement submitted pursuant to this Section 4.2(b) shall become irrevocable no later than the first day of the Plan Year to which it first applies.

(c)	Performance-Based Compensation. A Compensation Deferral Agreement containing an election to defer Performance-Based Compensation must be submitted to the Plan Administrator no later than six (6) months prior to the end of the period in which the services are performed and in accordance with the Section 409A of the Code and Treasury Regulation Section 1.409A-2(a)(8). A Compensation Deferral Agreement submitted pursuant to this Section 4.2(c) shall become irrevocable as of the day immediately following the latest date for filing such election.
4.3	Amount of Deferral. The deferral election under a Compensation Deferral Agreement shall designate a dollar amount or whole percentage of Compensation to be deferred. The Plan Administrator may establish a minimum or maximum deferral amount for each component of Compensation and may permit separate elections for each component of Compensation. Unless otherwise specified by the Plan Administrator in the Compensation Deferral Agreement, Participants may defer up to 80% of their base salary, bonus or Directors’ Fees and up to 100% of all other Compensation for a Plan Year.

4.4	Changes To A Deferral Election.
(a)	Right to Modify Prospectively. Unless otherwise specified by the Committee, an election to defer Compensation applies to the Plan Year specified in the Compensation Deferral Agreement and remains in effect for each subsequent Plan Year until modified or revoked. A Participant may modify or revoke an election to defer Compensation during any enrollment period or other time designated by the Plan Administrator. A modification or revocation of an election to defer Compensation will be effective beginning on the first day of the Plan Year following the Plan Year during which the modification or revocation of the deferral election was made. Notwithstanding the foregoing, the Committee, in its discretion, may provide that for a subsequent Plan Year, a Compensation Deferral Agreement will be effective for a single Plan Year and that a new Compensation Deferral Agreement must be made in order to defer Compensation during the following Plan Year.

(b)	Performance-Based Compensation. An election to defer Performance-Based Compensation applies to the service period specified in the Compensation Deferral Agreement and remains in effect for future Performance-Based Compensation which is based upon the same service period in subsequent Plan

Years (or fiscal years, if appropriate) until modified or revoked during an enrollment period designated by the Plan Administrator. A modification or revocation will apply prospectively to the Performance-Based Compensation described in the enrollment materials.

(c)	Unforeseeable Emergency. A Participant’s election to defer Compensation during the Plan Year in which such Compensation is earned (or, in the case of Performance-Based Compensation, after the deadline specified in the enrollment materials) shall be canceled following a distribution as a result of an Unforeseeable Emergency as described in Section 7.6.
4.5	Allocation Elections. A Participant’s Deferred Compensation Agreement may also specify the Investment Options in which deferrals will be deemed to be invested in accordance with Section 6.2.

4.6	In Service Distributions.
(a)	Initial Election. A Participant’s Compensation Deferral Agreement may designate an In Service Distribution Date. The Plan Administrator shall create an In Service Account for the In Service Distribution Date to be credited with the deferred Compensation designated under the Compensation Deferral Agreement. In order for a deferral to be credited to an In Service Account, the In Service Distribution Date must be specified no later than the applicable submission deadline described in Section 4.2 for the Compensation Deferral Agreement under which the deferral is made. Any portion of a deferral not designated for an In Service Distribution will be credited to the Retirement/Termination Account. Unless otherwise specified by the Plan Administrator on the Compensation Deferral Agreement, a newly established In Service Distribution Date may be no earlier than three (3) years following the end of the Plan Year during which Compensation will first be credited to the newly created In Service Account.

(b)	Modification. The Participant may modify an In Service Distribution Date provided: (i) the request to modify is submitted to the Plan Administrator at least twelve (12) months prior to the existing In Service Distribution Date; and (ii) the modified In Service Distribution Date occurs no earlier than five (5) years following the In Service Distribution Date which is being modified. In Service Distribution Dates may not be accelerated. The election to modify an In Service Distribution Date is specific to the In Service Account to which it refers, and shall not affect other In Service Accounts (except to the extent the change results in two In Service Accounts with the same In Service Distribution Date, in which case the Accounts are merged) or the ability of the Participant to designate new In Service Distribution Dates with respect to future Compensation deferrals. The modification of an In Service Distribution Date shall be made in compliance with Code Section 409A and any applicable guidance and Treasury regulations promulgated thereunder.

4.7	Payment Schedule. A Compensation Deferral Agreement may specify the Payment Schedule for a Participant’s In Service Distribution(s) and Retirement Benefit. If no designation is in effect, a distribution will be made in a single lump sum.
(a)	Modification-Retirement Benefit. A Participant may modify his or her Retirement Benefit Payment Schedule, provided (i) such election is made at least twelve (12) months prior to the date the Participant Retires and the date the first payment is scheduled to be made and (ii) the first payment with respect to which such election is made must be deferred for a period of not less than (5) five years from the date such payment would otherwise have been made. Any modification of a Payment Schedule made within twelve (12) months of a Retirement shall be null and void, and the most recent Payment Schedule dated at least twelve (12) months prior to the Retirement shall be deemed to be in effect.

(b)	Modification-In Service Distribution. A Participant shall be permitted to change each In Service Payment Schedule, provided (i) such election is made at least twelve (12) months prior to the In Service Distribution Date and (ii) the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. Any modification of a Payment Schedule made within twelve (12) months of the In Service Distribution Date shall be null and void, and the most recent Payment Schedule dated at least twelve (12) months prior to the In Service Distribution Date shall be deemed to be in effect.

(c)	Opportunity to Make New (or Revise Existing) Distribution Elections. Notwithstanding the foregoing required deadlines for the submission of a Compensation Deferral Agreement with respect to a distribution election, the Committee may, to the extent permitted by Notice 2007-86, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting a Compensation Deferral Agreement on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Section shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. If any distribution election submitted by a Participant in accordance with this Section either (i) relates to an amount that would otherwise be paid to the Participant in 2008, or (ii) would cause an amount to be paid to the Participant in 2008 which would have been paid in a subsequent year, such election shall not be effective.
4.8	Company’s Right to Modification for Section 409A of the Code. The Plan Administrator may modify a Payment Schedule election as necessary (and only as necessary) to conform the Payment Schedule to applicable law, to the extent that such modification is permissible pursuant to Section 409A of the Code and the regulations and other guidance promulgated thereunder.

ARTICLE V.
Company Contributions
5.1	Company Discretionary Contributions.
(a)	Discretionary Company Matching Contribution. If a Participant is contributing the maximum deferral contribution limit specified under the plan sponsored by the Company which is qualified under Section 401(a) of the Code and contains a Code Section 401(k) cash or deferred arrangement (the “401(k) Plan”) for a Plan Year, the Company may, in its sole discretion, but it is not required to, cause to be credited to a Participant’s Company Contribution Account for such Plan Year an amount equal to the Company contributions (including matching and discretionary contributions) that would have been made on the Participant’s behalf and allocated to his account under the 401(k) Plan for such Plan Year, but which could not be made because of limitations imposed by the 401(k) Plan pursuant to the Code, including, but not limited to, (a) any reduction in matching contributions under the 401(k) Plan attributable either to a limitation on the Participant’s 401(k) contributions under the 401(k) Plan pursuant to Section 401(k) of the Code or limitations imposed on the matching contributions under the 401(k) Plan pursuant to Section 401(m) of the Code, (b) the limitations contained in Section 402(g) of the Code, (c) any reduction that occurs as a result of the application of the compensation limitations contained in Section 401(a)(17) of the Code, and (d) any reduction that occurs as a result of the application of the limitations contained in Section 415 of the Code. All such amounts shall be credited to a Participant’s Company Contribution Account as of the date or dates such amounts would have been credited to the Participant’s account(s) in the 401(k) Plan if such amounts had in fact been credited to his account(s) in the 401(k) Plan.

(b)	Discretionary Matching Make-Up Contributions. Each Plan Year, the Company may make, in its discretion, a Company Discretionary Matching Contribution on behalf of each eligible active Participant who had deferral contributions attributable to the maximum deferral contribution limit made on his or her behalf during the contribution period to the 401(k) Plan and deferred an amount to the Plan. All Discretionary Matching Make Up Contributions will be computed by the Company based on the Participant’s compensation during the relevant contribution period.
The amount of the Discretionary Matching Make Up Contribution shall be determined to be any amount necessary to satisfy or replace any lost benefit due to the Participant’s participation in the Plan. The calculation for the Discretionary Matching Make Up Contribution, if any, shall be determined as follows:
Step 1. Calculate the maximum Company matching contribution of the 401(k) Plan as if this Plan did not exist.

Step 2. Calculate the maximum Company matching contribution of the 401(k) Plan taking into account the existence of this Plan.
Step 3. Determine the amount of any potential lost benefit to the Participant of maintaining the Plan by subtracting the amount calculated in Step 2 from the amount calculated in Step 1.
The Company may designate all or a portion of any matching contributions for a Plan Year and allocate such amounts to the Company Contribution Account.
The following is an example of the determination process outlined in Steps 1 through 3:
Assumptions:
•	Employee’s total compensation is $150,000

•	The Company matching contribution for the 401(k) Plan is 50% of the first 6% of compensation

•	Employee defers 10% into the Plan and 10% into the 401(k) Plan:

Gross Compensation	$150,000.00

Plan Employee Deferral	$(15,000.00)

Net Compensation before 401(k) Plan Employee Deferral	$135,000.00

401(k) Plan Employee Deferral	$(13,500.00)

Net Compensation	$121,500.00
Step 1:
•	Total Compensation is multiplied by the Company matching contribution for the 401(k) Plan

•	$150,000.00 x 6% x 50% = $4,500.00

•	The maximum 401(k) match if the Plan did not exist is $4,500.00
Step 2:
•	Net Compensation before 401(k) Plan Employee Deferral is multiplied by the Company matching contribution for the 401(k) Plan

•	$135,000.00 x 6% x 50% = $4,050.00

•	The maximum 401(k) match with the Plan is $4,050.00
Step 3:
•	The maximum 401(k) match in Step 2 is subtracted from the 401(k) match in Step 1

•	$4,500.00 — $4,050.00 = $450.00

•	The Discretionary Matching Make Up Contribution Amount for the Plan is $450.00
The Company, in its discretion, may change the formula used to determine the discretionary Company Matching Contributions or the Discretionary Matching Make Up Contributions.
5.2	Other Company Discretionary Contributions. Each Participating Employer may, in its sole and absolute discretion, make other Company Discretionary Contributions to one, some, or all of the Participant(s) it employs by crediting to such Participants’ Retirement/Termination Accounts an amount determined in the sole and absolute discretion of such Participating Employer. A Company Discretionary Contribution may be made at any time during the Plan Year. A Participating Employer shall be under no obligation to make Company Discretionary Contributions unless it so obligates itself under an employment agreement or other agreement.

5.3	Vesting.
(a)	The Discretionary Company Matching Contribution and Other Company Discretionary Contributions in Section 5.1 and 5.2 above, and the Deemed Investment earnings thereon, shall vest in accordance with the vesting schedule determined and communicated by the Company with respect to each Company Discretionary Contribution.

(b)	The foregoing provisions concerning vesting of Company Discretionary Contributions notwithstanding, and subject to the requirements of Treasury regulations promulgated under Section 409A of the Code, all Company Discretionary Contributions shall become 100% vested upon the occurrence of the earliest of: (i) Retirement; (ii) death of the Participant; (iii) Disability of the Participant; and (iv) Change in Control of the Company (or with respect to a Participant who is employed by a Participating Employer, a Change in Control of such Participating Employer). The Participating Employer may, at any time, in its sole discretion, increase a Participant vested interest in Company Discretionary Contributions.
ARTICLE VI.
Valuation of Accounts; Deemed Investments
6.1	Valuation. The valuation of a Participant’s Accounts will be adjusted as of each Valuation Date to reflect deferrals, earnings on Deemed Investments and distributions since the previous Valuation Date. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator. Deferrals pertaining to base salary shall be deducted on a proportionate basis from each paycheck the Participant receives during the Plan Year and credited to the Participant’s Accounts as of the date such Compensation would have otherwise been paid. Deferrals pertaining to other forms of

Compensation shall be credited to the Participant’s Accounts as of the day such Compensation otherwise would have been paid.
6.2	Allocation Elections. Participants may make an Allocation Election pursuant to which their Accounts will be credited with earnings on Deemed Investments. A Participant may make a new Allocation Election with respect to future deferrals or current Account Balances (or both), provided that such new allocations shall be in increments of one percent (1%) and apply to the entire Account Balance. Subject to restrictions on the timing and number of permitted changes to Allocation Elections within certain time periods (if any) established by the Plan Administrator, new Allocation Elections may be made on any Business Day, and will become effective on the same Business Day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following Business Day. All deferrals shall be credited to the appropriate Account and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the deferral date or as otherwise provided by the Plan Administrator.
6.3	Investment Options. Deemed Investments shall consist of a menu of Investment Options provided by the Committee. Investment Options do not represent actual ownership of, or ownership rights in or to, the securities or other investments to which the Investment Options refer. The Committee, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change. Any portion of an Account or new deferrals which has not been allocated or which cannot be allocated under a Participant’s Allocation Election shall be deemed to be invested in a default Investment Option specified by the Plan Administrator. Such Investment Option shall have, as its primary objective, the preservation of capital.

6.4	Notional Investments. Notwithstanding anything in this section to the contrary, the Committee shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant. A Participant’s Allocation Election and Deemed Investments shall be used solely for purposes of determining the value of such Participant’s Account Balances and the amount of the corresponding liability of the participating Employer in accordance with this Plan.
ARTICLE VII.
Distribution and Withdrawals
7.1	Retirement Benefit Distribution. The Retirement Benefit will be paid (or the first payment will be made) by the appropriate Participating Employer as soon as administratively practicable following the Valuation Date (but in no event later than sixty (60) days following such date).

7.2	Termination Benefit. The Termination Benefit shall be paid by the appropriate Participating Employer in a single lump sum as soon as administratively practicable following the Valuation Date (but in no event later than sixty (60) days following such date).

7.3	In Service Distributions. Each in Service Distribution shall be paid in accordance with the Payment Schedule election made with respect thereto, beginning as soon as administratively practicable following the Valuation Date (but in no event later than sixty (60) days following such date). In the event a Participant has elected installment payments for an In Service Distribution, the installment payments shall be determined as set forth in Section 7.9 of the Plan.

7.4	Death Benefit. In the event of a Participant’s death before the complete distribution of his or her Deferred Compensation Account, such Participant’s Beneficiary, named on the most recently filed Beneficiary Designation Form, shall be paid a Death Benefit in the amount of the remaining Deferred Compensation Account Balance as of the Valuation Date in a single lump sum as soon as practicable following the end of the month in which the Participant’s death occurred (but in no event later than sixty (60) days following such date). A Death Benefit shall conform to the requirements of the Section 409A of the Code and the regulations and guidance promulgated thereunder in order to avoid an “acceleration” of a payment.

7.5	Disability Benefit. In the event that a Participant incurs a Disability, the appropriate Participating Employer shall pay the Disability Benefit in a single lump sum as soon as administratively practicable following the Valuation Date (but in no event later than sixty (60) days following such date).

7.6	Unforeseeable Emergency. A Participant may request, in writing to the Plan Administrator, a withdrawal from his or her Deferred Compensation Account if the Participant experiences an Unforeseeable Emergency. Withdrawals of amounts because of an Unforeseeable Emergency are limited to the extent reasonably needed to satisfy the emergency need, which cannot be met with other resources of the Participant (as determined in accordance with Treasury Regulation 1.409A-3(i)(3)(i), including any cessation of deferrals under the Plan) plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. The amount of such withdrawal shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the In Service Distribution Accounts (if any) beginning with the Account with the latest In Service Distribution Date. Values for purposes of determining the source of the withdrawal under this Section shall be determined on the date the Plan Administrator approves the amount of the Unforeseeable Emergency withdrawal, or such other date determined by the Plan Administrator. In addition, in the event of such approval of a withdrawal due to an Unforeseeable Emergency, the Participant’s outstanding deferral elections under the Plan shall be cancelled.

7.7	Domestic Relations Order. Notwithstanding the Payment Schedule(s) and In Service Distribution Dates selected by a Participant and any other provision of this Plan, the Plan Administrator shall divide such Participant’s Accounts with and distribute a portion of such Participant’s Accounts to one or more “alternate payees” at the time and in the manner specified in a court order described in Section 414(p)(1)(B) of the Code.

7.8	Installment Payments. If the Participant has elected installment payments for such Participant’s Retirement/Termination Benefit distribution or an In Service Distribution, annual cash payments will be made beginning as soon as administratively practicable following the applicable Valuation Date, or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Separation from Service (or scheduled payment date, if any such payment is subject to delay pursuant to Section 7.10 or 7.11). Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid. The installment payment amount shall be determined annually as the result of a calculation, performed on the Valuation Date, where (a) is divided by (b):
(a)	equals the value of the applicable Account on the Valuation Date; and

(b)	equals the remaining number of installment payments.
7.9	Small Account Balance Lump Sum Payment. Anything to the contrary in this Plan notwithstanding, in the event that a Participant’s Retirement/Termination Account Balance is less than $10,000 on the applicable Valuation Date, the Retirement Benefit shall be paid in a single lump sum and any form of payment election to the contrary shall be null and void.

7.10	Six-Month Delay. Notwithstanding the preceding or any other provision of the Plan to the contrary, if a distribution of a Retirement Benefit or Termination Benefit is to be made as a result of a Separation from Service of a Participant who is a Specified Employee on the date his Separation from Service occurs, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled hereunder is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of the Participant’s benefits shall not be provided prior to the earlier of six (6) months and one (1) day following the date of his Separation from Service (or if earlier, upon his death), and upon the first business day following the applicable date, all payments deferred pursuant to this sentence shall be paid in a lump sum, and any remaining payments due under the Plan shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, a Participant’s right to receive more than one payment pursuant to the Plan shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.

7.11	Deduction Limitation on Benefit Payments. Notwithstanding the foregoing, if a Participating Employer reasonably anticipates that the Participating Employer’s deduction with respect to any distribution from the Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Article VI. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Participating Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Section 7.10 and Treasury Regulation Section 1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.
ARTICLE VIII.
Administration
8.1	Plan Administration. Except as provided in Section 8.2, this Plan shall be administered by the Plan Administrator, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII.

8.2	Plan Administration after a Change in Control.
(a)	Replacement of Plan Administrator. Upon a Change in Control, the individual who, immediately prior to the Change in Control, was the Chief Executive Officer of the Company or, in the event there was no person with the title of Chief Executive Officer prior to the Change in Control, then the highest ranking officer of the Company prior to the Change in Control (“Ex-CEO”), shall have the power to appoint an independent third party as the Plan Administrator to replace the Plan Administrator under this Plan. The previous Plan Administrator shall relinquish responsibility for administration of the Plan as soon as the newly appointed Plan Administrator accepts responsibility for administration of the Plan in writing addressed to the previous Plan Administrator. The newly appointed Plan Administrator shall have all powers and duties of the previous Plan Administrator, as set forth in this Plan, except that the newly appointed Plan Administrator shall have no power to direct the investment of Trust assets or to select any investment manager or custodial firm for the Trust. After a change in Control, the Company shall: (1) pay all reasonable administrative expenses and fees of the newly appointed Plan Administrator; (2) indemnify the newly appointed Plan Administrator against any costs, expenses, and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the newly appointed Plan Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the administrator or its employees or agents; and (3) supply full and timely information to the newly appointed Plan Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Disability, death or Separation from Service of the Participants, and such other pertinent information as the newly appointed Plan Administrator may reasonably require. After a Change in Control, the newly appointed Plan Administrator may only be terminated (and a replacement appointed) by the Ex-CEO or, in the event the ex-CEO is no longer a Plan Participant, his or her appointee who is a Plan Participant, and the Company shall have no right nor power to terminate or replace the newly appointed Plan Administrator.

(b)	Review of Denied Claims. After a Change in Control, the Committee, as constituted immediately prior to the Change in Control, shall continue to review denied claims as provided in Article XI of the Plan. In the event any member of the Committee resigns or is unable to perform the duties of a member of the Committee, successors to such members shall be selected by the Ex-CEO. After a Change in Control, the Committee shall have the discretionary power and authority to determine all questions arising in connection with the review of a denied claim as provided in Section 11.2 of the Plan. After a Change in Control, the Company shall: (1) pay all reasonable administrative expenses and fees of the Committee; (2) indemnify the Committee against any costs, expenses and liabilities including, with limitation, attorney’s fees and expenses arising in connection with the performance of the Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Committee or its employees or agents; and (3) supply full and timely information to the Committee on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Disability, death or Separation from Service of the Participants, and such other pertinent information as the Committee may reasonably require. After a Change in Control, a member of the Committee may not be removed by the Company, and may only be removed (and a replacement appointed) by the Ex-CEO.
8.3	Withholding. The Participating Employer shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).

8.4	Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator, the Committee and their agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

8.5	Expenses. The expenses of administering the Plan shall be paid by the Company.

8.6	Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

8.7	Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
ARTICLE IX.
Amendment and Termination
9.1	Termination. Although each Participating Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Participating Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Participating Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Eligible Employees (and Directors, with respect to the Company), by action of its Board of Directors or other similar governing body. Upon the termination of the Plan with respect to any Participating Employer, the participation of the affected Participants who are employed by that Participating Employer shall terminate. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Compensation deferrals attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Article VI. To the extent permitted in regulations promulgated under Section 409A of the Code, including Treasury Regulation Section 1.409A-(3)(j)(4)(ix), the Committee may provide for the distribution of all Account Balances to such Participants following a termination of the Plan, subject to and in accordance with any rules established by the Committee and any requirements of Treasury Regulation Section 1.409A-(3)(j)(4)(ix). Unless distributions are otherwise permissible under such regulations, payments to Participants shall be made at the times specified in a Participant’s Compensation Deferral Agreements and the terms of the Plan applicable to such Agreements prior to the Plan’s termination.

9.2	Amendment.
(a)	A Participating Employer, by action taken by its Board of Directors or similar governing body, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to his or her Account Balance as of the date of any such amendment or restatement without the consent of the Participant. The Committee shall have the authority to amend the Plan without the consent of the Board of Directors (or other similar governing body) of the Company or any Participating Employer for the purpose of (i) conforming the Plan to the requirements of law (which amendments, notwithstanding any provisions in this Section 9.2 to the contrary, may also be made without the consent of any Participant), (ii) facilitating the administration of the Plan, (iii) clarifying provisions based on the Committee’s interpretation of the document and (iv) making such other amendments as the Company’s Board of Directors may authorize.

(b)	Notwithstanding anything to the contrary in the Plan, if and to the extent the Committee shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Code Section 409A, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Participating Employers) or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:
(i)	Any amendment or modification of the Plan to conform the Plan to the requirements of Code Section 409A or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).

(ii)	Any cancellation or termination of any unvested interest in a Participant’s Accounts without any payment to the Participant.

(iii)	Any cancellation or termination of any vested interest in any Participant’s Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.

(iv)	Any such amendment, modification, cancellation, or termination of the Plan that may adversely affect the rights of a Participant without the Participant’s consent.
ARTICLE X.
Informal Funding
10.1	General Assets. All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the applicable Participating Employer or a Rabbi Trust created for the purpose of informally funding the Plan, and other than such Rabbi Trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments that the Company or a Participating Employer may make to aid the Participating Employer in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, a Participating Employer or any if its subsidiaries or affiliated companies and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from a Participating Employer hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.
10.2	Rabbi Trust. The Company and/or Participating Employer may, at its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company or Participating Employer shall be under no obligation to establish any such trust or any other informal funding vehicle.
ARTICLE XI.
Claims
11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (‘Claimant’).
(a)	In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

(b)	Disability Benefits. Notice of denial of Disability benefits will be provided within forty-five (45) days of the Plan Administrator’s receipt of the Claimant’s claim for Disability benefits. If the Plan Administrator determines that it needs additional time to review the Disability claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Plan Administrator determines that a decision cannot be made within the first extension period due to matters beyond the control of the Plan Administrator, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Plan Administrator shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Plan Administrator expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A

Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Plan Administrator. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (1) cite the pertinent provisions of the Plan document and (2) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Plan Administrator will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.
11.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (1) was relied upon in making a benefits determination, (2) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (3) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)	In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b)	Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted by the Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Committee shall (1) not afford deference to the initial denial of the claim, (2) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (3) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.
(i)	The decision on review shall set forth (a) the specific reason or reasons for the denial, (b) specific references to the pertinent Plan provisions on which the denial is based, (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (d) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(ii)	For the denial of a Disability benefit, the notice will also include a statement that the Committee will provide, upon request and free of charge, (a) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (b) any medical opinion relied upon to make the decision and (c) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.
11.3	Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

11.4	Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
ARTICLE XII.
Beneficiary Designation
12.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of a Participating Employer in which the Participant participates.

12.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

12.3	Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

12.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 12.1, 12.2, and 12.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s issue upon the principle of representation and if there is no such issue, to the Participant’s estate.

12.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participating Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

12.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Participating Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s interest in the Plan shall terminate upon such full payment of benefits.
ARTICLE XIII.
General Conditions
13.1	Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

13.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. Notwithstanding the provisions of Section 9.2, the Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan or that the Plan complies in form or operation with Section 409A of the Code and regulations issued thereunder.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

13.4	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.5	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.6	Governing Law. To the extent not preempted by ERISA, the laws of the State of California shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 14th day of November 2008 to be effective as of the Effective Date.

Gen-Probe Incorporated a Delaware Corporation

By:	/s/ Diana De Walt

Its:	Senior Vice President, Human Resources